EXHIBIT 13.5

Prague, June 24th, 2011

To whom it may concern,

CONSENT

This is to confirm that Ipsos ASI (Tambor) i.e. Ipsos Tambor, s.r.o., with its registered office at Topolska 1591, 252 28 Cernosice, place of business – Narodni 6, 110 00 Prague 1, Identification No. 267 38 902, incorporated in the Commercial Register kept at the Municipal Court in Prague, Part C, Inset 90694, conducted consumer surveys commissioned by SodaStream International Ltd. in the following countries as detailed below:

Country	Date of Survey	Number of Respondents
Czech Republic	June 2010	1020
Czech Republic	January 2011	510

The survey questions included the following questions:

1.	Do you have or have you ever had a home carbonation system or a similar appliance in your household? (refer to the past 5 years)
2.	Which make is/was this home carbonation system?

We hereby give our consent to the use of data from the above surveys in the Annual Report on Form 20-F filed by SodaStream International Ltd. with the United States Securities and Exchange Commission and to the reference in the Annual Report to the name Ipsos ASI (Tambor) in connection therewith.

We further consent to the incorporation by reference of this consent, data from the above surveys and references to our name in connection therewith in the registration statement on Form S-8 (No. 333-170299) of SodaStream International Ltd.

[Signature page follows]

Sincerely,

IPSOS ASI (TAMBOR)

By:	/s/ Michal Stepanek
Name: Michal Stepanek
Title: Account Director Ipsos ASI